FOR IMMEDIATE RELEASE

March 26, 2024

CONTACT:	Erin Bates, (571) 425-1512, ebates@umwa.org Brandon Rees, (202) 637-5152, brees@aflcio.org Carin Zelenko, (202) 437-6279, czelenko@aflcio.org

UMWA and AFL-CIO Launch Proxy Solicitation at Warrior Met Coal, Urge Stockholders to Hold Management Accountable After Costly Strike

The United Mine Workers of America (the “UMWA”) and the American Federation of Labor and Congress of Industrial Organizations (the “AFL-CIO”) are urging stockholders of Warrior Met Coal, Inc. (NYSE: HCC) to support a package of corporate governance reforms at the company’s annual stockholders’ meeting on April 25, 2024. Warrior Met stockholders are urged to vote for five shareholder proposals on the UMWA’s and AFL-CIO’s blue proxy card which also can be voted for on the company’s white proxy card.

The proxy solicitation by the UMWA and AFL-CIO follows a costly strike by UMWA members at Warrior Met between April 1, 2021 and February 16, 2023. On June 29, 2023, a NLRB Administrative Law Judge found that Warrior Met had engaged in unfair labor practices in contract negotiations leading up to the strike. The UMWA and AFL-CIO estimate that Warrior Met had $1.3 billion less potential revenue between 2021 and 2023 compared to the company’s 2019 pre-Covid levels of production.

“In our view, Warrior Met’s poor labor relations have cost the company’s stockholders and coal miners dearly while its management has been insulated from these costs,” said UMWA International President Cecil E. Roberts. “We believe that the strike could have been avoided had Warrior Met’s management negotiated in good faith to reach a mutually beneficial agreement with the UMWA and its unionized workforce.”

The UMWA and the AFL-CIO are proposing five stockholder proposals requesting that the Board of Directors take the necessary steps to adopt 1) a policy to require stockholder approval of “poison pills,” 2) a “proxy access” bylaw provision, 3) a policy to require stockholder approval of the use of “blank check” preferred stock for antitakeover purposes, 4) a policy to require stockholder approval of “golden parachutes,” and 5) an independent, third-party assessment of the company’s respect for workers’ international human rights of freedom of association and collective bargaining.

“Having an entrenched corporate management is never a good thing for the sustainable financial performance of a company,” said Carin Zelenko, Director of Capital Strategies for the AFL-CIO. “Our stockholder proposals seek to better align the interests of Warrior Met’s management with the long-term interests of the company, its investors and employees.”

The UMWA’s and AFL-CIO’s proxy solicitation has already resulted in change at Warrior Met. On February 9, 2024, the Board of Directors adopted new limits on its executive severance benefits after the UMWA and the AFL-CIO had notified the company of its stockholder proposal on golden parachutes. The Board of Directors has also announced that will also support the UMWA’s and AFL-CIO’s proposal for equal access to the proxy, a corporate governance best practice that many investors favor.

“We look forward to improving Warrior Met’s corporate governance by bringing these stockholder proposals to a vote,” said Roberts.

For more information, please see the see the UWMA’s and AFL-CIO’s proxy statement on the U.S. Securities and Exchange Commission’s website at:

https://www.sec.gov/Archives/edgar/data/1691303/000121465924005025/o322245defn14a.htm.